EXHIBIT 99.04

CONSENT OF LEHMAN BROTHERS

     We hereby consent to the inclusion of our opinion letter dated December 15, 2004 to the Board of Directors of Symantec Corporation (the “Company”) attached as Annex B to the Joint Proxy Statement/Prospectus (the “Prospectus”) that forms part of the Registration Statement (No. 333-122724) on Form S-4 of the Company which is incorporated by reference into this Registration Statement on Form S-4 (the “Registration Statement”) of the Company pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), and the references to our firm in the Prospectus under the headings “Summary — Opinion of Financial Advisor to the Board of Directors of Symantec,” “Symantec Proposal No. 1 and VERITAS Proposal No. 1 — The Merger — Background of the Merger,” “Symantec Proposal No. 1 and VERITAS Proposal No. 1 — The Merger — Other Factors Considered by the Symantec Board” and “Symantec Proposal No. 1 and VERITAS Proposal No. 1 — The Merger — Opinion of Financial Advisor to the Board of Directors of Symantec,” which are also incorporated by reference into this Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term “expert” as used in the Securities Act.

LEHMAN BROTHERS INC.

New York, New York
June 30, 2005